Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT BETWEEN AND AMONG MAGNETEK, INC.,

MAGNETEK CONTROLS, INC., MAGNETEK NATIONAL ELECTRIC COIL, INC.,

FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL

PRODUCTS, INC.; OFFICIAL COMMITTEE OF ASBESTOS CLAIMANTS,

LEGAL REPRESENTATIVE FOR FUTURE ASBESTOS CLAIMANTS

This SETTLEMENT AGREEMENT (the “Settlement Agreement”) is entered into as of May 24, 2007 by and among (i) MagneTek, Inc. and MagneTek Controls, Inc. (“MagneTek Controls”; collectively, these two MagneTek entities are referred to herein as the “MagneTek Parties”), and MagneTek National Electric Coil, Inc., (ii) Federal-Mogul Corporation (“FMC”) and Federal-Mogul Products, Inc. (as hereinafter defined, “FMP”) (FMC and FMP shall be referred to collectively herein as “Federal-Mogul Parties”), (iii) the Official Committee of Asbestos Claimants appointed in the Chapter 11 Cases (as defined below) (the “ACC”), and (iv) the Legal Representative for Future Asbestos Claimants appointed in the Chapter 11 Cases (as defined below) (the “FCR”).

RECITALS

WHEREAS, on October 1, 2001 (the “Petition Date”), the Federal-Mogul Parties and certain of their United States and United Kingdom affiliates (each a “Debtor” and, collectively, the “Debtors”) each filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and thereby each commenced their currently-pending chapter 11 cases before the Bankruptcy Court (the “Chapter 11 Cases”);

WHEREAS, the MagneTek Parties have filed certain proofs of claim in the Chapter 11 Cases, as identified more specifically below, which proofs of claim allege that MagneTek and MagneTek Controls have claims against certain of the Debtors (i) for alleged breaches of certain settlement agreements, (ii) under state law tort theories, and (iii) under theories of successor liability;

WHEREAS, MagneTek Controls was a duly authorized corporation that was dissolved on March 4, 2002, with MagneTek, Inc. as its sole stockholder receiving all remaining assets of MagneTek Controls, and any outstanding liabilities or rights of MagneTek Controls becoming the responsibility and right of MagneTek, Inc.;

WHEREAS, the Debtors have objected to the proofs of claim filed by the MagneTek Parties and have asserted that such claims should be disallowed by the Bankruptcy Court;

WHEREAS, the MagneTek Parties have also asserted that they are or may be entitled to coverage under certain insurance policies providing coverage to the Federal-Mogul Parties for certain Asbestos Personal Injury Claims, attorneys’ fees and certain other claims;

WHEREAS, the MagneTek Parties have advised the Debtors of their intention to seek separate classification of their claims, to vote to reject, and to object to confirmation of the Fourth Amended Joint Plan of Reorganization for the Debtors dated as of February 7, 2007 (the “Plan”);

NOW, THEREFORE, in consideration of the mutual representations and agreements contained herein, and for other good and valuable considerations, the sufficiency of which is hereby acknowledged, the MagneTek Parties, MagneTek National Electric Coil, the Federal Mogul Parties, the ACC and the FCR hereby agree as follows:

I. DEFINITIONS

1.1.          Definitions.  The following capitalized terms used herein shall have the meanings set forth below:

1.1.1.       “Approval Date” shall mean the date on which the order of the Bankruptcy Court (or other court with jurisdiction to approve this Settlement Agreement) approving this Settlement Agreement becomes a final, non-appealable order.

1.1.2.       “FMP” means (1) Federal-Mogul Products, Inc., together with (2) Federal-Mogul Products, Inc.’s predecessors, successors and past and present assigns; all of Federal-Mogul Products, Inc.’s past and present subsidiaries and the predecessors, successors and past and present assigns of such subsidiaries; (3) any Person in which Federal-Mogul Products, Inc. has an ownership interest, directly or indirectly, of fifty percent (50%) or more; and (4) any Persons that have been acquired by, merged into or combined with any of the Persons identified in sub-paragraphs (1) through (3) above.

1.1.3.       “Insurance Proceeds” shall mean the gross amount of all payments received by FMP or the Trust on account of the Subject Policies.

1.1.4.       “MagneTek Parties’ Claims” shall mean any and all claims that have been or could be asserted against any of the Debtors or their non-Debtor affiliates by the MagneTek Parties, or any of them, whether or not set forth in the MagneTek Parties’ Proofs of Claim, arising out of, resulting from, or relating to, directly or indirectly, (i) the “Texas Action”, which shall mean the Third-Party complaint filed by the MagneTek Parties against the Federal-Mogul Parties as part of the litigation styled Cooper Industries, Inc. v. MagneTek, Inc., et al., Civil Action No. C.A. H-96-4410 in the United States District Court for the Southern District of Texas; (ii) the March 1999 Settlement Agreement and the alleged November 1999 Settlement Agreement of the Texas Action; (iii) all past, pending and future personal injury and/or wrongful death claims brought against any of the Debtors or the MagneTek Parties for exposure to asbestos related in whole or in part to industrial brakes manufactured, distributed, produced, or sold by Wagner Electric Corporation or its predecessors or successors (the “Wagner Electric Industrial Brake Asbestos Claims”); and (iv) the Subject Policies related to the Wagner Electric Industrial Brake Asbestos Claims, provided, however, that the MagneTek Parties’ Claims shall not include claims by the MagneTek Parties for recovery of the portion of insurance proceeds to which they are entitled under the terms of this Settlement Agreement, or the limitations upon the releases that may be provided on the MagneTek Parties’ behalf set forth below.

1.1.5.       “MagneTek Parties’ Proofs of Claim” shall mean, collectively, (i) that certain proof of claim, in the face amount of $2,455,855.83, filed with the Bankruptcy Court on or about March 2, 2005 and authorized to be filed as a late proof of claim pursuant to an order of the Bankruptcy Court entered on or about May 27, 2005; (ii) that certain proof of claim, in the face amount of $2,979,180.75, filed with the Debtors’ claims agent on or about March 28, 2006, which proof of claim was assigned Claim No. 10826 by the Debtors’ claims agent; and (iii) that certain proof of claim, in the face amount of $3,721,059.00, filed with the Debtors’ claims agent on or about February 5, 2007, which proof of claim was assigned Claim No. 10904 by the Debtors’ claims agent.

1.1.6.       “March 1999 Agreement” shall mean that certain Settlement Agreement entered into with FMC in the Texas Action on or about March 10, 1999.

1.1.7.       “Modified Plan” shall mean any plan of reorganization for the Federal- Mogul Parties other than the Plan that is not inconsistent with, and leaves intact, the terms of this Settlement Agreement.

1.1.8.       “November 1999 Agreement” shall mean that certain Settlement Agreement alleged by the MagneTek Parties to have been entered into with the Federal-Mogul Parties in connection with the Texas Action in November 1999.

1.1.9.       “Settlement Limit” shall mean Five Million, Five Hundred Thousand Dollars ($5,500,000.00).

1.1.10.     “Subject Policies” shall mean any and all insurance policies providing coverage for claims arising out of or relating to the historical business operations of Wagner Electric Corporation or any of its predecessors or successors, including the insurance policies identified on Exhibit A to this Settlement Agreement.

1.1.11.     “Trust” shall mean the trust established under the Plan (or any Modified Plan) in accordance with section 524(g) of the Bankruptcy Code, which is a “qualified settlement fund” pursuant to section 468B of the Internal Revenue Code of 1986 and the regulations issued pursuant thereto.

1.2.          Capitalized Terms Not Defined Herein.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

1.3.          Captions.  Section captions in this Settlement Agreement are for convenience of reference only, and such captions do not constitute a part of this Settlement Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Settlement Agreement.

II. SETTLEMENT TERMS

2.1.          Entitlement of the MagneTek Parties to Insurance Proceeds.

2.1.1.       General.  In consideration of the settlement of disputes described herein, and in full and final satisfaction of the MagneTek Parties’ Claims, the MagneTek Parties shall receive (i) fifteen percent (15%) of Insurance Proceeds until such time as $20,000,000 of Insurance Proceeds shall have been recovered by FMP and/or the Trust (which, for the avoidance of doubt, shall allow the MagneTek Parties to recover up to, but no more than, $3,000,000), and (ii) ten percent (10%) of all Insurance Proceeds until such time as an additional $25,000,000 of Insurance Proceeds shall have been recovered by FMP and/or the Trust (which, for the avoidance of doubt, shall allow the MagneTek Parties to recover up to, but no more than, $2,500,000 in addition to the amount set forth in clause (i)).  Nothing in this Settlement Agreement relates to or affects any rights, if any, that MagneTek National Electric Coil, Inc. may have to claim coverage under the Subject Policies for claims unrelated to the Wagner Electric Industrial Brake Asbestos  Claims.

2.1.2.       Effect on Existing Settlements Relating to Subject Policies.  Within thirty (30) days of the Effective Date of the Plan, or any Modified Plan, the MagneTek Parties shall be entitled to receive from the Trust fifteen percent (15%) of the principal amount of Insurance Proceeds previously received by FMP under (i) that certain settlement agreement with North Star Reinsurance Corporation, which was approved by the Bankruptcy Court in the Chapter 11 Cases by order entered on March 15, 2005, (ii) that certain settlement agreement with KWELM Management Services Limited, as runoff agent for various insurers, which was approved by the Bankruptcy Court in the Chapter 11 Cases by order entered on July 21, 2005, and (iii) that certain settlement agreement with Lumbermens Mutual Casualty Company, which was approved by the  Bankruptcy Court in the Chapter 11 Cases by order entered on May 4, 2007, which Insurance Proceeds are to be contributed to the Trust under the Plan.  Such payments shall be applied to reduce, on a dollar-for-dollar basis, the recoveries that the MagneTek Parties are entitled to receive under clause (i) of Section 2.1.1 above.

2.1.3.       Timing of Payments.  Following the Effective Date of the Plan or any Modified Plan, unless otherwise agreed by the MagneTek Parties, the Trust shall pay to the MagneTek Parties their allocable share of Insurance Proceeds in accordance with Section 2.1.1 of this Settlement Agreement within thirty (30) days of the receipt of any such recoveries by the Trust.

2.1.4.       No Guarantee of Collection.  Nothing in this Settlement Agreement shall be interpreted or construed as a guarantee or warranty of collection of any recoveries on account of the Subject Policies.

2.1.5.       Settlement of Subject Policies.  FMP, for itself and for the MagneTek Parties and/or the Trust, as applicable, shall have the exclusive right to (i) negotiate with any issuer(s) of any Subject Policies (or their successors) concerning the resolution of claims for coverage under such policies and/or the recovery of amounts thereunder, (ii) pursue and/or conduct litigation or similar proceedings against any issuer(s) of any Subject Policies (or their successors) in connection with the determination of coverage and/or the recovery of amounts thereunder, or (iii) control any other dealings with any issuer(s) of Subject Policies (or their successors) related to the pursuit of insurance recoveries thereunder.  For so long as this Settlement Agreement has not been terminated as provided for below, FMP and/or the Trust, as applicable, shall have full authority to provide a full and final release of any and all causes of action, claims and rights that the MagneTek Parties may have now or in the future for coverage under the Subject Policies.  FMP and/or Trust, however, may not provide a release to or pursue a judgment in litigation against any issuer(s) of the Subject Policies on behalf of the MagneTek Parties that is greater or lesser than any release provided on behalf of or judgment pursued in insurance coverage litigation by FMP, any other Debtor, and/or the Trust.  To the extent after settlement or judgment obtained by the FMP, any other Debtor and/or the Trust with any issuer(s) of the Subject Policies any coverage rights remain available to FMP, any other Debtor and/or the Trust, the MagneTek Parties thereafter also will retain the same rights and may pursue similar rights against the issuer(s) of Subject Policies not otherwise fully exhausted, discharged or released.

2.2.          Provision of Quarterly Status Reports to the MagneTek Parties.  FMP and/or the Trust, as applicable, shall provide the MagneTek Parties with quarterly status reports concerning the efforts of FMP and/or the Trust to pursue recoveries under the Subject Policies until such time as the MagneTek Parties shall have received Insurance Proceeds in an amount equal to the Settlement Limit.  Such quarterly status reports shall include, but shall not necessarily be limited to, information concerning (i) all settlements reached with issuers of the Subject Policies (or their successors) during the preceding quarter, (ii) collection efforts under any settlements reached with issuers of the Subject Policies (or their successors) prior to the date of the quarterly status report, and (iii) the status of any litigation relating to the pursuit of Insurance Proceeds.  Nothing in this Section 2.2 or any other provision of this Settlement Agreement shall be deemed to require FMP and/or the Trust to disclose to the MagneTek Parties, or any of them, any confidential information concerning settlement discussions or negotiations with any issuer(s) of any Subject Policies (or their successors).

2.3.          Implementation Through Plan or Modified Plan.  The Federal-Mogul Parties, the ACC and the FCR shall ensure that the Plan or Modified Plan (as applicable) implements the terms of this Settlement Agreement.

III. RELEASES AND RELATED MATTERS

3.1.          Releases by the MagneTek Parties and Limited Release by MagneTek National Electric Coil.

3.1.1.       Release of Claims Against Debtors and Non-Debtor Affiliates.

3.1.1(a).  Releases by the MagneTek Parties.  From and after the Approval Date, each of the MagneTek Parties (on behalf of themselves and their past and present affiliates, except as identified below) hereby forever releases and discharges, to the fullest extent permitted by applicable law, each of the Debtors and all of their respective predecessors, successors, assigns, and past and present affiliates, and their respective agents, officers, directors, equity holders, consultants, employees, attorneys, accountants, financial advisors, and other representatives of any kind (in their capacities as such) from any and all past, present, or future claims, demands, causes of action, damages, liabilities and obligations whatsoever (whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and whether in the nature of or sounding in tort, or under contract or any other theory of law, equity, or admiralty), including any of the foregoing based on or related to acts or omissions that constituted or may have constituted ordinary or gross negligence or reckless, willful or wanton misconduct, or any conduct which may result in strict liability under any applicable law, arising out of, resulting from or relating to, directly or indirectly, the MagneTek Parties’ Claims.

3.1.1(b).  Releases by MagneTek National Electric Coil, Inc.  From and after the Approval Date, MagneTek National Electric Coil, Inc. hereby forever releases and discharges, to the fullest extent permitted by applicable law, each of the Debtors and all of their respective predecessors, successors, assigns, and past and present affiliates, and their respective agents, officers, directors, equity holders, consultants, employees, attorneys, accountants, financial advisors, and other representatives of any kind (in their capacities as such) from any and all past, present, or future claims, demands, causes of action, damages, liabilities and obligations whatsoever (whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and whether in the nature of or sounding in tort, or under contract or any other theory of law, equity, or admiralty), including any of the foregoing based on or related to acts or omissions that constituted or may have constituted ordinary or gross negligence or reckless, willful or wanton misconduct, or any conduct which may result in strict liability under any applicable law, arising out of, resulting from or relating to, directly or indirectly, (i) the November 1999 Settlement Agreement, (ii) the Wagner Electric Industrial Brake Asbestos Claims, and (iii) any other coverage for other asbestos-related claims or products liability claims under the Subject Policies; provided, however, that (a) the limitation on the releases in this Section 3.1.1(b) is predicated upon the MagneTek Parties’ representation that MagneTek National Electric Coil, Inc. was inadvertently made a party to the November 1999 Settlement Agreement, and (b) nothing in this Settlement Agreement constitutes a release of any other claims MagneTek National Electric Coil, Inc. may have, including any claim it may have regarding the Subject Policies other than those released in section 3.1.1(b)(iii) above.  Nothing in this Settlement Agreement shall alter or affect the Settlement Agreement entered into between MagneTek, Inc., MagneTek Controls, Inc., MagneTek National Electric Coil, Inc., and Cooper Industries, Inc., effective March 10, 1999, in the matter of Cooper Industries, Inc. v. MagneTek, Inc., et al., Civil Action No. C.A. H-96-4410, which was pending in the U.S. District Court for the Southern District of Texas.

3.1.2.       Treatment of the MagneTek Parties’ Proofs of Claim.  As a result of the compromises by the parties to this Settlement Agreement, the MagneTek Parties’ Proofs of Claim shall be deemed disallowed and expunged as of the Approval Date; provided, however, that in the event this Settlement Agreement terminates in accordance with Section 5.1 hereof, the MagneTek Parties’ Proofs of Claim shall be permitted to be refiled in the form as they existed on the Approval Date, with such filing deemed to relate back to the Approval Date.

3.2.          Withdrawal Of Objections To Confirmation And Withdrawal Of Motions For Separate Classification And For Temporary Allowance Of Claims For Voting Purposes.  Provided that this Settlement Agreement has not been terminated and is approved by the appropriate court prior to or at the hearing on confirmation of the Plan or any Modified Plan, each of the MagneTek Parties agree that they shall withdraw with prejudice as they relate to the Plan and any Modified Plan 1) any objections to confirmation; 2) their motion for separate classification of their claims, and 3) their motion for temporary allowance of their claims for voting purposes.

3.3.          Releases by the Federal-Mogul Parties.  From and after the Approval Date, provided the Settlement Agreement is approved by the appropriate court, each of the Federal-Mogul Parties (on behalf of themselves and their past and present affiliates) hereby forever releases and discharges, to the fullest extent permitted by applicable law, each of the MagneTek Parties and all of their respective predecessors, successors, assigns, and past and present affiliates, and their respective agents, officers, directors, equity holders, consultants, employees, attorneys, accountants, financial advisors, and other representatives of any kind (in their capacities as such) from any and all past, present, or future claims, demands, causes of action, damages, liabilities and obligations whatsoever (whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and whether in the nature of or sounding in tort, or under contract or any other theory of law, equity, or admiralty), including any of the foregoing based on or related to acts or omissions that constituted or may have constituted ordinary or gross negligence or reckless, willful or wanton misconduct, or any conduct which may result in strict liability under any applicable law, arising out of, resulting from or relating to, directly or indirectly the subject matter of the MagneTek Claims.  Other than releasing MagneTek National Electric Coil, Inc. from any claims regarding Wagner Electric Industrial Brake Asbestos Claims, nothing else in this agreement constitutes a release from the Federal-Mogul Parties to MagneTek National Electric Coil, Inc.

3.4.          Non-Liability.  The MagneTek Parties, on the one hand, and the Federal-Mogul Parties and/or the Trust, on the other hand, shall have no obligation whatsoever to indemnify each other with respect to the Wagner Electric Industrial Brake Asbestos Claims.  Furthermore, the MagneTek Parties, on the one hand, and the Federal-Mogul Parties (to be succeeded by the Trust), on the other hand, deny that they have liability to third parties for any asbestos claims concerning Wagner Electric Industrial Brake Asbestos Claims.

IV. REPRESENTATIONS AND WARRANTIES

4.1.          Representations and Warranties of Federal-Mogul Parties.  Each of the Federal-Mogul Parties represents and warrants to the other parties to this Settlement Agreement that, as of the date of execution of this Settlement Agreement and as of the Approval Date:

4.1.1.       Organization and Qualification.  It is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

4.1.2.       Authority.  Subject only to Bankruptcy Court approval, it has the requisite corporate power and authority to enter into this Settlement Agreement, and, subject to the conditions set forth herein, to consummate the settlement contemplated hereby and provided for herein.  The execution and delivery by it of this Settlement Agreement have been duly authorized by all necessary corporate action on its part.

4.1.3.       Enforceability.  This Settlement Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof (except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally).

4.2.          Representations and Warranties of MagneTek, Inc. and MagneTek National Electric Coil, Inc.  MagneTek, Inc. and MagneTek National Electric Coil, Inc. each represent and warrant to the other parties to this Settlement Agreement that, as of the date of execution of this Settlement Agreement and as of the effective date hereof:

4.2.1.       Organization and Qualification.  It is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.  (As noted in the recitals hereto, the dissolution of MagneTek Controls occurred on March 4, 2002, with all rights and responsibilities assumed by its sole shareholder, MagneTek, Inc.)

4.2.2.       Authority.  It has the requisite corporate power and authority to enter into this Settlement Agreement and, subject to the conditions set forth herein, to consummate the settlement contemplated hereby.  The execution and delivery by it of this Settlement Agreement have been duly authorized by all necessary corporate action on its part.

4.2.3.       Enforceability.  This Settlement Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof (except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally).

V. TERMINATION

5.1           Termination of Settlement Agreement.  This Settlement Agreement shall terminate in its entirety solely as follows:

5.1.1.       By the mutual written consent of each of the parties hereto at any time, with such termination to be effective as of the date specified by the parties in such written consent;

5.1.2.       If an order is entered dismissing the chapter 11 case of either of the Federal-Mogul Parties at a time when the order(s) confirming the Plan or any Modified Plan has not been entered and such dismissal order becomes a final, non-appealable order;

5.1.3.       If the chapter 11 case of either of the Federal-Mogul Parties is converted into a proceeding under chapter 7 of the Bankruptcy Code;

5.1.4.       If the Settlement Agreement is not approved by the Bankruptcy Court prior to or at the Confirmation Hearing; or

5.1.5.       If the Effective Date of the Plan, or the effective date for any Modified Plan, does not occur by June 30, 2008; provided, however, that this deadline may be extended by mutual written agreement of the parties to this Settlement Agreement.

5.2.          Consequences of Termination of Settlement Agreement.  If this Settlement Agreement is terminated pursuant to Section 5.1 above, (a) this Settlement Agreement shall be of no further force and effect and there shall be no liability or obligation under this Settlement Agreement on the part of any party hereto, and (b) the rights, claims, interests and defenses of each of the parties shall be reinstated and the releases shall be revoked, without prejudice or validation, to the same extent that such rights, claims, interests and defenses would have existed had this Settlement Agreement not been executed or delivered.

VI. GENERAL PROVISIONS

6.1.          Trust Bound.  Without limiting the obligations of the Federal-Mogul Parties under this Settlement Agreement prior to the Effective Date of the Plan (or the effective date of any Modified Plan), on the Effective Date of the Plan (or the effective date of any Modified Plan), the Trust shall automatically be bound by the terms of this Settlement Agreement without necessity of further action.

6.2.          Entire Agreement; Amendment; Waivers.  This Settlement Agreement and the rights and obligations of the parties hereunder (i) may not be assigned (except by operation of law) without the prior written consent of the non-assigning parties; and (ii) will be binding on and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  This Settlement Agreement is not intended, and shall not be construed, deemed, or interpreted, to confer on any entity not a party hereto any rights or remedies hereunder, except as otherwise provided expressly herein.

6.3.          No Admissions.  This Settlement Agreement does not constitute, and shall not be construed, interpreted, or otherwise read to constitute an admission by any party hereto with respect to any of the claims released herein or the disputes compromised herein.

6.4.          Severability.  If any provision of this Settlement Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, in any respect, any such provision will be severed from this Settlement Agreement, and the validity, legality, and enforceability of the remaining provisions of this Settlement Agreement will not in any way be affected or impaired thereby, it being intended by each party hereto that all of the rights and privileges of all parties hereto will be enforceable to the fullest extent permitted by applicable law.

6.5.          Construction.  This Settlement Agreement is the product of arm’s-length negotiations between and among the parties regarding a compromise of the disputes described herein.  Each of the parties hereto has participated in the drafting of this Settlement Agreement after consulting with counsel.  It is the intent of the parties that no part of this Settlement Agreement shall be construed against any other party because of the identity of the drafter.

6.6.          Counterparts.  This Settlement Agreement may be executed in two or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one Settlement Agreement.

6.7.          Effectiveness.  This Settlement Agreement shall become effective on the Approval Date.

6.8.          Notices.  Any notices required or permitted under this Settlement Agreement must be in writing and will be deemed to be delivered and received (i) when actually received by the party to whom notice is sent if personally delivered, (ii) when sent by facsimile before 5:00 p.m.

prevailing Eastern time on a business day with a copy of such facsimile sent to the recipient by reputable overnight courier service (charges prepaid) on the same day, (iii) five (5) days after deposit in the U.S. mail, mailed by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), in each case addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance with this Section 6.8):

To the Federal-Mogul Parties:

Federal-Mogul Corporation

ATTN: General Counsel

26555 Northwestern Highway

Southfield, MI 48034

Telephone: (248) 354-7055

Facsimile: (248) 354-8103

With a copy to:

Kenneth P. Kansa

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Telephone: (312) 853-7000

Facsimile (312) 853-7036

To the MagneTek Parties and MagneTek National Electric Coil, Inc.:

Jolene L. Shellman

VP Legal Affairs & Corporate Secretary

Magnetek, Inc.

N49 W13650 Campbell Drive

Menomonee Falls, WI 53051

Telephone: (262) 703-4283

Facsimile: (262) 783-3509

With a copy to:

Clyde M. Hettrick

Dickstein Shapiro LLP

2049 Century Park East, Suite 700

Los Angeles, CA 90067-3109

Telephone: (310) 772-8300

Facsimile: (310) 861-0715

To the ACC:

Peter Van N. Lockwood

Caplin & Drysdale, Chartered

One Thomas Circle, N.W.

Washington, DC 20005

Telephone: (202) 862-5000

Facsimile: (202) 429-3301

To the FCR:

Edwin J. Harron

Young Conaway Stargatt & Taylor LLP

The Brandywine Building

1000 West Street, 17th Floor

Wilmington, DE 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

6.9.          Governing Law; Jurisdiction.  This Settlement Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the provisions of the Bankruptcy Code and, where not inconsistent, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  With respect to any disputes under this Settlement Agreement, until the Effective Date of the Plan (or the effective date of any Modified Plan), each party hereto irrevocably (i) submits to the exclusive jurisdiction of the Bankruptcy Court, and (ii) agrees that any and all claims in respect of such dispute may be heard and determined in the Bankruptcy Court.  From and after the Effective Date of the Plan (or the effective date of any Modified Plan), each party irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of Delaware, and (ii) agrees that any and all claims in respect of such dispute may be heard and determined in the Bankruptcy Court.

6.10.        Exercise of Rights and Remedies.  Except as this Settlement Agreement otherwise provides, no delay or omission in the exercise of any right, power, or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto will impair any such right, power, or remedy, nor will it be construed, deemed or interpreted as a waiver of or acquiescence in any breach or default, or of any similar breach or default occurring later; nor will any waiver of any single breach or default be construed, deemed, or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.  No right, remedy or election any term of this Settlement Agreement gives will be deemed exclusive, but each will be cumulative with all other rights, remedies, and elections available at law or in equity. In the event of a breach of this Settlement Agreement, the non-breaching parties shall be entitled to all rights and remedies provided under this Settlement Agreement, all rights and remedies available at law or in equity (including specific performance), and the right to seek and recover reasonable attorneys’ fees and expenses incurred or suffered in connection with such breach.

6.11.        Further Assurances.  From and after the date this Settlement Agreement is executed, each party hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate actions, do or cause to be done all things necessary under applicable laws, and execute and deliver such documents and other papers as may be required to carry out the provisions of this Settlement Agreement and to consummate, perform, and make effective the settlement contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement as of the date first above written.

FEDERAL-MOGUL CORPORATION		MAGNETEK, INC. (For itself and for dissolved MagneTek Controls, Inc.)

By:	/s/ G.M. Lynch	By:	/s/ David P. Reiland
Name:	G.M. Lynch	Name:	David P. Reiland
Title:	EVP-CFO	Title:	President & CEO

FEDERAL-MOGUL PRODUCTS, INC.		MAGNETEK NATIONAL ELECTRIC COIL, INC.

By:	/s/ Robert C. Rozycki	By:	/s/ David P. Reiland
Name:	Robert C. Rozycki	Name:	David P. Reiland
Title:	VP & Chief Tax Officer	Title:	President

OFFICIAL COMMITTEE OF ASBESTOS CLAIMANTS FOR FEDERAL-MOGUL CORPORATION AND FEDERAL-MOGUL PRODUCTS, INC.		LEGAL REPRESENTATIVE FOR FUTURE ASBESTOS CLAIMANTS FOR FEDERAL- MOGUL CORPORATION AND FEDERAL– MOGUL PRODUCTS, INC.

By:	/s/ Peter Van N. Lockwood	By:	/s/ Edwin J. Harron
Name:	Peter Van N. Lockwood	Name:	Edwin J. Harron
Title:	Counsel to the ACC	Title:	Counsel